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                                                                 EXHIBIT 99.1(a)


             NDCHealth ANNOUNCES FIRST QUARTER FISCAL 2002 RESULTS

     ATLANTA, September 19, 2001 --- NDCHealth (National Data Corporation, NYSE:
NDC) announced today financial results for its first quarter of fiscal 2002 ended August 31, 2001. Revenue increased to $88.4 million resulting in net income of $11.1 million and diluted earnings per share of $0.31. These results compare to the prior year's normalized revenue of $80.2 million, net income of $7.3 million and diluted earnings per share of $0.22.

     During the quarter, NDCHealth adopted SFAS 142 that includes the requirement to eliminate certain expenses related to goodwill amortization. The impact of this accounting change in the first quarter was to increase earnings per share by $0.05.

     The normalized results for fiscal 2001 exclude divested businesses and eliminate results from discontinued operations to display results from ongoing operations. On a GAAP basis, last year's first quarter results included revenue of $85.9 million, net income of $16.2 million and diluted earnings per share of $0.48.

     In commenting on the results, chief executive officer Walter Hoff said, "Our financial condition remains strong. We operate in growth markets that provide a high percentage of recurring revenue and strong cash flow. EBITDA for the quarter exceeded $25 million. Our operating margin was 21.5%.

     "In both of our business segments, we have significant scale, broad product lines and extensive marketing channels.

     "We are enthusiastic about our opportunities for market expansion and productivity improvements during the remaining three quarters of fiscal 2002. Based on first quarter results, we continue to estimate that annual revenue will be approximately $375 to $385 million, with diluted earnings per share in the range of $1.30 to $1.34."

     NDCHealth is a leading provider of health information services that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, the ability to consummate and integrate acquisitions, and other risks detailed in
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the Company's SEC filings, including the most recent Form 10-K. In particular, the Company is currently unable to assess the impact, if any, on its financial performance that may result from the economic effects of the terrorist attack on the United States. Notes that reconcile the presentation of the normalized results included herein to GAAP results are filed with the SEC in the Company's most recent Form 10-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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